EXHIBIT 4.1

                         AMENDMENT  No. 6 dated as of  February 1,  2000, to the
                    Pooling and Servicing Agreement dated as of June 1, 1993, between PROVIDIAN NATIONAL BANK (formerly known as First Deposit National Bank), a national banking association, as Seller and Servicer, and BANKERS TRUST COMPANY, a New York banking corporation, as Trustee.

     WHEREAS the Seller, the Servicer and the Trustee are parties to the Pooling and Servicing Agreement dated as of June 1, 1993, as amended by AMENDMENT No. 1 dated as of May 1, 1994, AMENDMENT No. 2 dated as of June 1, 1995, AMENDMENT No. 3 dated as of March 1, 1997, AMENDMENT No. 4 dated as of June 1, 1998, AMENDMENT No. 5 dated as of August 1, 1998, and as supplemented by SUPPLEMENTAL AGREEMENT No. 1 dated as of January 1, 1998 (as so amended and supplemented, the "Agreement"); and

     WHEREAS the Seller, the Servicer and the Trustee now wish to amend the Agreement as set forth herein;

     NOW, THEREFORE, the Seller, the Servicer and the Trustee hereby agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

     SECTION 1.01. Defined Terms Not Defined Herein. All capitalized terms used herein that are not defined herein shall have the meaning ascribed to them in the Agreement.


                                   ARTICLE II

                             AMENDMENTS TO AGREEMENT

     SECTION 2.01. Amendments to Section 1.01 of the Agreement. Section 1.01 of the Agreement is hereby amended as follows:

     (a) In the definition of the term "Eligible Receivable", the word "and" at the end of clause (j) is deleted, the period at the end of clause (k) is replaced by a semicolon and the following clause (l) is added at the end of such definition:

          (l) which, if arising under an Account which was not originated by a Seller or an Affiliate of a Seller, will not be designated as an Additional Account unless the Rating Agency Condition shall have been satisfied.

     (b) The definition of the term "Finance Charge Receivables" is amended and restated as follows:

          "Finance Charge Receivables" shall mean, with respect to any Monthly Period, all amounts billed to the Obligors on any Account at the beginning of such Monthly Period and in respect of (i) Periodic Finance Charges, (ii) Returned Cash Advance Check Fees, (iii) Late Fees, (iv) Overlimit Fees, (v) Returned Payment Check Fees and (vi) all other fees and charges (excluding Principal Receivables). Collections of Finance Charge Receivables, with respect to any Monthly Period, shall include (i) a portion, determined pursuant to Section 2.07(i), of the Interchange paid to the Sellers through the MasterCard System, the VISA System and any other similar entity's or organization's system relating to consumer revolving credit card accounts with respect to such Monthly Period and (ii) any cash proceeds received by the Sellers initially upon the sale or re-securitization by the Sellers of Defaulted Receivables removed from the Trust to the extent such sale or re-securitization is made pursuant to a Grouped Charge Off Disposition, and excluding, in the case of any such Defaulted Receivables removed from the Trust, (a) any amount received by the Sellers other than pursuant to a Grouped Charge Off Disposition and (b) any amounts received by the Sellers with respect to Defaulted Receivables removed from the Trust pursuant to a Grouped Charge Off Disposition if such amounts do not constitute cash proceeds received by the Sellers upon the initial sale or re-securitization of such Defaulted Receivables.

     (c) The definition of the term "Recoveries" is amended and restated as follows:

          "Recoveries" shall mean all amounts received by the Servicer with respect to Receivables which have previously become Defaulted Receivables, including Insurance Proceeds, but excluding any amounts received by the Sellers with respect to Defaulted Receivables removed from the Trust pursuant to a Grouped Charge Off Disposition.

     SECTION 2.02. Amendment to Section 2.05(a) of the Agreement. (a) Section 2.05(a) of the Agreement is hereby amended by adding the following phrase at the end of clause (i) thereof:

     (and as soon as practicable after such discovery or receipt of notice such Seller shall endeavor to exclude the aggregate of the Receivables arising under the related Accounts from the aggregate of the Receivables in the Trust)

     SECTION 2.03. Amendments to Section 2.09 of the Agreement. (a) Section 2.09(c) of the Agreement is hereby amended and restated in its entirety as follows:

          (c) such Seller shall have represented and warranted on or prior to the date that is 10 Business Days after the Removal Date that the list of Removed Accounts delivered pursuant to paragraph (b) above was, as of the Removal Notice Date, true and complete in all material respects;

     (b) Section 2.09(d) of the Agreement is hereby amended and restated in its entirety as follows:

          (d) the Rating Agency Condition shall have been satisfied with respect to such removal; provided, however, that if (i) the amount of Principal Receivables outstanding in each such Removed Account is zero and (ii) each such Removed Account (x) has had no activity in the previous 180 days, (y) has been closed or (z) has had its Receivables charged off as uncollectible, the Rating Agency Condition shall not apply;

     Section 2.04. Amendments to Section 3.09(a) of the Agreement. The third and fourth sentences of Section 3.09(a) are hereby amended and restated in their entirety as follows:

     Any adjustment required pursuant to either of the two preceding sentences shall be made on or prior to the second Business Day after the day on which such adjustment obligation arises. In the event that, following the exclusion of such Principal Receivables from the calculation of the Sellers' Participation Amount, the Sellers' Participation Amount would be a negative number, not later than 12:00 noon, New York City time, on the second Business Day following the day on which such adjustment obligation arises, the Seller which transferred such Principal Receivables to the Trust shall make a deposit into the Collection Account in immediately available funds in an amount equal to the amount by which the Sellers' Participation Amount would be below zero (up to the amount of such Principal Receivables).


     Section 2.05. Amendment to Section 4.02 of the Agreement. The last paragraph of Section 4.02 is hereby amended and restated in its entirety as follows:

          Unless otherwise agreed by each Rating Agency, if at any time neither FDNB nor any other Affiliate of FDNB is the Servicer, the Special Funding Account will be moved from FDNB if then maintained there. Funds on deposit in the Special Funding Account shall at the direction of the Servicer be invested by the Trustee in Eligible Investments selected by the Servicer. All such Eligible Investments shall be held by the Trustee for the benefit of the Certificateholders. The Trustee shall maintain for the benefit of the Certificateholders possession of the negotiable instruments or securities, if any, evidencing such Eligible Investments. Funds on deposit in the Special Funding Account on any Distribution Date will be invested in Eligible Investments that will mature so that all funds will be available at the close of business on the Transfer Date following such Monthly Period. No Eligible Investment shall be disposed of prior to its maturity; provided, however, that the Trustee may sell, liquidate or dispose of an Eligible Investment before its maturity, if so directed by the Servicer, the Servicer having reasonably determined that the interests of the Investor Certificateholders may be adversely affected if such Eligible Investment is held to its maturity. Unless directed by the Servicer, funds deposited in the Special Funding Account on a Transfer Date with respect to the next following Distribution Date are not required to be invested overnight. On each Distribution Date, all interest and other investment earnings (net of losses and investment expenses) on funds on deposit in the Special Funding Account shall be treated as Collections of Finance Charge Receivables with respect to the last day of the related Monthly Period except as otherwise specified in the related Supplement. Funds on deposit in the Special Funding Account will be withdrawn and paid to the Sellers on any Distribution Date to the extent that the Sellers' Participation Amount exceeds the Required Sellers' Participation Amount and the aggregate amount of Principal Receivables in the Trust exceeds the Required Principal Balance on such date (in each case determined after giving effect to any Principal Receivables transferred to the Trust on such date); provided, however, that, if an Accumulation Period, Scheduled Amortization Period or Early Amortization Period has commenced and is continuing with respect to one or more outstanding Series, any funds on deposit in the Special Funding Account shall be treated as Shared Principal Collections and shall be allocated and distributed in accordance with Section 4.04 and the terms of each Supplement. For purposes of determining the availability of funds or the balances in the Special Funding Account for any reason under this Agreement, all investment earnings net of investment expenses and losses on such funds shall be deemed not to be available or on deposit.

     Section 2.06. Amendments to Section 4.03 of the Agreement. (a) Section 4.03(a) is hereby amended and restated in its entirety as follows:

          (a) The Servicer will apply or will instruct the Trustee to apply all funds on deposit in the Collection Account as described in this Article IV and in each Supplement. Except as otherwise provided below, the Servicer shall deposit Collections into the Collection Account no later than the second Business Day following the Date of Processing of such Collections, except for Collections consisting of Interchange, the Certificateholders' allocable portion of which the Servicer shall deposit into the Collection Account no later than 12:00 noon, New York City time, on the Transfer Date and the Sellers' allocable portion of which the Sellers shall retain. Subject to the express terms of any Supplement, but notwithstanding anything else in this Agreement to the contrary, if and for so long as FDNB remains the Servicer and (x) maintains a certificate of deposit rating of A-1 or better by Standard & Poor's and P-1 by Moody's, or (y) FDNB has provided to the Trustee a letter of credit covering collection risk of the Servicer acceptable to the Rating Agency (as evidenced by a letter from the Rating Agency), the Servicer need not make the daily deposits of Collections into the Collection Account as provided in the preceding sentence, but may make a single deposit in the Collection Account in immediately available funds not later than 12:00 noon, New York City time, on the Transfer Date, except for the Sellers' allocable portion of Collections consisting of Interchange, which the Sellers shall retain.

          Subject to the two provisos in Section 4.04 (assuming for purposes of this Section 4.03(a) that such provisos applied on a daily basis), but notwithstanding anything else in this Agreement to the contrary, with respect to any Monthly Period when the Servicer is required to make deposits of Collections pursuant to the second sentence of the preceding paragraph, the Servicer will only be required to deposit Collections into the Collection Account up to the sum of (x) the aggregate amount of Collections required to be deposited into any Series Account (including Monthly Interest (as defined in the related Supplement)) to be distributed on the related Distribution Date or, without duplication, distributed on or prior to the related Distribution Date to Investor Certificateholders or to any Series Enhancer pursuant to the terms of any Supplement or Enhancement Agreement, (y) the aggregate of the Investor Certificateholders' portions of the daily Defaulted Amounts for such Monthly Period and (z) the aggregate of the daily allocations of the Monthly Servicing Fees for such Monthly Period for such Series (calculated pursuant to Section 3.02 of this Agreement); provided, however, that (i) as long as FDNB is the Servicer
     (A) with respect to any Series for which any Monthly Interest is determined on a floating rate basis, at such time in each Monthly Period when each floating rate that is used in calculating Monthly Interest for such Series for such Monthly Period has been determined, to the extent that all funds required under clause (x) above have been deposited in the Collection Account with respect to such Series, then no additional funds will be required to be deposited pursuant to clause (z) above and (B) with respect to any Series for which Monthly Interest is determined on a fixed rate basis, to the extent that all funds required under clause (x) above have been deposited in the Collection Account with respect to such Series, then no additional funds will be required to be deposited pursuant to clause (z) above and (ii) if at any time prior to such Distribution Date the amount of Collections deposited in the Collection Account exceeds the amount required to be deposited, the Servicer will be permitted to withdraw the excess from the Collection Account. With respect to any Monthly Period when the Servicer is authorized to make deposits of Collections pursuant to the last sentence of the preceding paragraph, the Servicer will only be required to deposit Collections into the Collection Account up to the aggregate amount of Collections required to be deposited into any Series Account or, without duplication, distributed on or prior to the related Distribution Date to Investor Certificateholders or to any Series Enhancer pursuant to the terms of any Supplement or Enhancement Agreement, provided, however, that if at any time prior to such Distribution Date the amount of Collections deposited in the Collection Account exceeds the amount required to be deposited, the Servicer will be permitted to withdraw the excess from the Collection Account.

     (b) Section 4.03(b) of the Agreement is hereby amended and restated in its entirety as follows:

          (b) With respect to each day during each Monthly Period, (i) Collections of Finance Charge Receivables will be allocated to the Certificateholders' Interest of a Series in an amount equal to the product of the amount of such Collections and the Floating Allocation Percentage of such Series with respect to such day during such Monthly Period, (ii) Collections of Principal Receivables will be allocated to the Certificateholders' Interest of such Series in an amount equal to the product of the amount of such Collections and the Principal Allocation Percentage of such Series with respect to such day during such Monthly Period and (iii) Adjustment Payments and Transfer Deposit Amounts will be treated as Shared Principal Collections and will be allocated and distributed in accordance with Section 4.04 and the terms of each Supplement. With respect to each Monthly Period, and notwithstanding the foregoing, the Defaulted Amount and Interchange will be allocated to the Certificateholders' Interest of a Series based on the Floating Allocation Percentage of such Series with respect to such Monthly Period. Subject to Sections 4.03(c) and 4.04, amounts not allocated to the Certificateholders' Interest of any Series will be allocated to the Sellers' Interest.

     (c) The first paragraph of Section 4.03(c) of the Agreement is hereby amended and restated in its entirety as follows:

          (c) On the earlier of (A) the second Business Day after the Date of Processing and (B) the day on which the Servicer actually deposits any Collections into the Collection Account, the Servicer will pay to the Sellers (i) the Sellers' allocable portion of Collections of Finance Charge Receivables (except for such Collections consisting of Interchange, to the extent that the Sellers have retained their allocable portion thereof pursuant to Section 4.03(a)) and (ii) the Sellers' allocable portion of Collections of Principal Receivables; provided, however, that, in the case of Collections of Principal Receivables allocated to the Sellers' Interest, such amounts shall be paid to the Sellers only if the Sellers' Participation Amount (determined after giving effect to any Principal Receivables transferred to the Trust on such date) exceeds zero; and provided, further, that in the case of any Shared Principal Collections that would otherwise be paid to the Sellers pursuant to Section 4.04, such amounts shall be paid to the Sellers only if the Sellers' Participation Amount exceeds the Required Sellers' Participation Amount and the aggregate amount of Principal Receivables in the Trust exceeds the Required Principal Balance (in each case determined after giving effect to any Principal Receivables transferred to the Trust on such date). The amount not paid to the Sellers as a result of the provisos in the preceding sentence
     ("Unallocated Principal Collections") shall be deposited on each Distribution Date in the Special Funding Account; provided, however, that if any Series is in its Accumulation Period, Scheduled Amortization Period or Early Amortization Period, any Unallocated Principal Collections on deposit in the Collection Account shall be deemed to be Shared Principal Collections and shall be allocated and distributed in accordance with
     Section 4.04 and the terms of each Supplement.

     Section 2.07. Amendment to Section 4.04 of the Agreement. Section 4.04 is hereby amended and restated in its entirety as follows:

          SECTION 4.04. Shared Principal Collections. On each Distribution Date,
     (a) the Servicer shall allocate Shared Principal Collections to each Series, pro rata, in proportion to the Principal Shortfalls, if any, with respect to each Series and (b) the Servicer shall withdraw from the Collection Account and pay to the Sellers an amount equal to the excess, if any, of (x) the aggregate amount for all outstanding Series of Collections of Principal Receivables which the related Supplements or this Agreement specify are to be treated as "Shared Principal Collections" for such Distribution Date over (y) the aggregate amount for all outstanding Series which the related Supplements specify are "Principal Shortfalls" for such Distribution Date; provided, however, that such amounts shall be paid to the Sellers only if the Sellers' Participation Amount for such Distribution Date (determined after giving effect to any Principal Receivables transferred to the Trust on such date) exceeds zero; and provided, further, that, if, on any Distribution Date, the Sellers' Participation Amount is less than or equal to the Required Sellers' Participation Amount or the aggregate amount of Principal Receivables is less than or equal to the Required Principal Balance (in each case determined after giving effect to any Principal Receivables transferred to the Trust on such date), the Servicer will not distribute to the Sellers any Shared Principal Collections or any Transfer Deposit Amounts or Adjustment Payments then on deposit in the Collection Account that otherwise would be distributed to the Sellers, but shall deposit such funds in the Special Funding Account.


                                   ARTICLE III

                                  MISCELLANEOUS

     SECTION 3.01. Ratification of Agreement. As amended by this Amendment, the Agreement is in all respects ratified and confirmed and the Agreement as amended by this Amendment shall be read, taken and construed as one and the same instrument.

     SECTION 3.02. Amendment. The Agreement may be amended from time to time only if the conditions set forth in Section 13.01 of the Agreement are satisfied.

     SECTION 3.03. Counterparts. This Amendment may be executed in two or more counterparts, and by different parties on separate counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

     SECTION 3.04. GOVERNING LAW. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.


     IN WITNESS WHEREOF, the Seller, the Servicer and the Trustee have caused this Amendment to be duly executed by their respective officers as of the day and year first above written.


                                                PROVIDIAN NATIONAL BANK,
                                                Seller and Servicer,

                                                by /s/ Gwinneth C. Berexa
                                                   ----------------------
                                                Name:  Gwinneth C. Berexa
                                                Title: Vice President


                                                BANKERS TRUST COMPANY,
                                                Trustee,

                                                by /s/ Peter Becker
                                                   --------------------
                                                Name:  Peter Becker
                                                Title: Assistant Vice President